Exhibit 99.1

NEWS RELEASE ALEX TASSOS & ASSOCIATES CORPORATE & FINANCIAL PUBLIC RELATIONS 17 Stonepointe Dr., Escondido, CA 92025 Contact: Alex Tassos (760) 737-7000	For: CHAMPION PARTS, INC. 2005 W. Avenue B Hope, Arkansas 71801 Jerry A. Bragiel, President (870) 777-8821

CHAMPION PARTS REPORTS CONTINUED THIRD QUARTER PROFITABILITY

DESPITE LOWER SEASONAL SALES DEMAND

Effective Cost Control Measures Continue

HOPE, Ark., Nov. 10, 2004 -- Champion Parts, Inc. (OTC/BB:CREB), remanufacturer of automotive parts, today announced net income for the third quarter ended Sept. 26, 2004 of $21,000, or $0.01 per share, compared to $12,000, or $0.00 per share for the same period in 2003.  Net sales were $4,578,000, compared to $5,000,000 in 2003.

For the nine months of 2004, the company reported net income of $678,000, or $0.18 per share, compared to $909,000 or $0.25 per share for the same period in 2003.  Net sales were $15,171,000, compared to $18,169,000.

“A strong demand for carburetors contributed to continued profitability in the third quarter,” said Jerry A. Bragiel, president and chief executive officer.  “However, we were confronted with lower than expected seasonal demand for air conditioning products in an overall soft market for replacement parts.  The third quarter remains the low point in our sales cycle,” he added.

Despite lower sales, the company continued to operate profitably, evident in its effective program of cost containment and improving operating efficiencies.

“We have positioned the company to capitalize on any new or increased sales volume, especially in the area of OEM products,” the chief executive concluded.

Champion Parts remanufactures fuel system components, air conditioning compressors, front wheel drive assemblies, and other underhood electrical and mechanical products for the passenger car and light truck, agricultural, heavy-duty truck and marine parts aftermarket.

Certain forward-looking statements in this press release involve various risks and uncertainties.  These statements are forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby.

Although the company believes that its forward-looking statements are reasonable, there are no assurances that such statements will prove to be correct.  Attention is directed to the discussion of risks and uncertainties contained in the Factors Which May Affect Future Results section of the company’s Form 10-K and other reports filed with the Securities and Exchange Commission.

…more

Champion Parts, Inc.

CHAMPION PARTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (CONDENSED)

FOR THE PERIODS ENDED

(Unaudited)

	Nine Months Sept. 26, 2004	Nine Months Sept. 28, 2003	Three Months Sept. 26, 2004	Three Months Sept. 28, 2003
Net Sales	$15,171,000	$18,169,000	$4,578,000	$5,000,000
Costs and Expenses:
Cost of products sold	12,384,000	14,903,000	3,856,000	4,198,000
Selling, distribution & administrative	1,911,000	2,052,000	556,000	700,000
Total costs and expenses	14,295,000	16,955,000	4,412,000	4,898,000

Operating income	876,000	1,214,000	166,000	102,000

Non-operating income/(expense):
Interest (expense)	(440,000)	(349,000)	(140,000)	(106,000)
Other non-operating income	258,000	44,000	2,000	16,000
Total non-operating (expense)	(182,000)	(305,000)	(138,000)	(90,000)

Net income before income taxes	694,000	909,000	28,000	12,000

Income taxes	16,000	-0-	7,000	-0-

Net income	$ 678,000	$ 909,000	$ 21,000	$ 12,000

Weighted Average Common Shares Outstanding at September 26, 2004:
Basic	3,655,266	3,655,266	3,655,266	3,655,266
Diluted	3,755,203	3,689,423	3,757,166	3,680,380

Earnings Per Share - Basic:
Net income per common share – basic	$ 0.19	$ 0.25	$ 0.01	$ 0.00

Earnings Per Common Share - Diluted:
Net income per common share – diluted	$ 0.18	$ 0.25	$ 0.01	$ 0.00

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